FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.	Name and address of Reporting person*		2.	Date of Event Requiring Statement for (Month/Day/Year)			4.	Issuer Name and Ticker or Trading Symbol
Lee, Norm				3/31/03			Can Pro Placement Services Inc.
(Last)	(First)	(Middle)	3.	IRS or Social Security Number of Reporting Person (Voluntary)	5.	Relationship of Reporting Persons to Issuer (Check all applicable)		6.	If amendment, Date of Original (Month/Day/Year) N/A
109-405 Beta Avenue
						[X] Director	[ ] Owner	7.	Individual or Joint/Group Filing (Check Applicable line)
(Street)								[ ] [ ] [ ] [ ]	Form filed by One Reporting Person Form filed by more than One reporting person
						[ ] Officer	[ ] Other
Burnaby, British Columbia Canada V5C 5M1

(City)	(State)	(Zip)
*If the Form is filed by more than one Reporting Person, see Instructions 5(b)(v)
Table 1-Non Derivative Securities Beneficially Owned
1.	Title of Security (Instr.4)	2.	Amount of Security Beneficially Owned (Instr. 4)	3.	Ownership Form: Direct (D) or Indirect (I) (Instr.5)	4.	Nature of Indirect Beneficial Ownership (Instr. 5)

Common Shares		0		N/A		N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Responses)

FORM 3 (continued) Table II - Derivative Securities Beneficially Owned (eg. Puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4)	2.	Date Exercisable and Expiration Date (Month/Day/Year)	3.	Title and amount of Securities Underlying Derivate Security (Instr.4)	4.	Conversion or Exercise Price of Derivative Security	5.	Ownership Form of Derivative Security; Direct (D) or Indirect (I) (Instr. 5)	6.	Nature of indirect Beneficial Ownership (Instr. 5)
Date Exercisable	Expiry date	Title	Amount or Number of Shares

N/A	N/A

Explanation of Responses:

**Intentional misstatements or omission of facts constitute Federal Criminal Violations	/s/ Norm Lee	3/31/03
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)	** Signature of Reporting Person	Date

Note: File three copies of this Form, one of which must be signed. If space provided is insufficient, See Instruction 6 for procedure.